Exhibit 99.1

News Release

Superior Reports Third Quarter 2021 Financial Results

Delivered Continued Growth over Market, Narrowing Adjusted EBITDA Guidance

Third Quarter 2021 Financial Highlights:

•	Portfolio delivered Growth over Market of 13%[1]; 5% Content per Wheel[2] growth

•	Net sales of $311M; Value-Added Sales Adj. for FX2 decreased 16%[1] YoY to $162M

•	Net loss of $7M; $18M decrease YoY

•	Adjusted EBITDA[2] decreased $17M YoY to $30M

•	Funded debt of $624M and Net Debt[2] of $548M

•	Cash used by operating activities of $47M

SOUTHFIELD, MICHIGAN – November 3, 2021 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today reported financial results for the third quarter ended September 30, 2021.

($ in millions, and units in thousands)
	Three Months
	3Q 2021	3Q 2020
Units
North America	1,970	2,392
Europe	1,530	1,970

Global	3,500	4,362
Net Sales
North America	$180.5	$166.7
Europe	130.3	150.4

Global	$310.8	$317.1
Value-Added Sales (2)
North America	$84.6	$93.4
Europe	77.7	99.1

Global	$162.2	$192.5

“Our third quarter of 2021 results were adversely impacted by significant industry volume declines and volatile OEM production schedules, largely driven by chip shortages and supply chain challenges impacting the entire automotive sector. Despite these headwinds, our team continued to demonstrate agility in managing volume declines and capitalizing on the secular tailwinds for lighter and premium wheels. As a result, we delivered another quarter of strong Growth over Market. However, escalating commodity prices have also increased our investment in working capital, ultimately impacting operating cash flow, which we believe is transitory,” said Majdi Abulaban, President and Chief Executive Officer of Superior.

[1]	Based on Value-Added Sales Adjusted for Foreign Exchange; comparison vs. Q3 2021 NA and Western and Central EU industry production per October 15, 2021, as reported by IHS.
[2]	See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.

“Looking forward, we anticipate continued pressure on volumes throughout the remainder of 2021 and into 2022, and we have responded with measures to optimize our cost structure. Given the increased volatility throughout the year, we are narrowing our Net Sales and Adjusted EBITDA full year outlook while reducing our Value-Added Sales and operating cash flows guidance to reflect lowered volume expectations and higher commodity prices, respectively,” continued Mr. Abulaban. “We believe underlying consumer demand for vehicles is very healthy and disruptions stemming from global supply chain constraints should subside in 2022. This should create an excellent backdrop for substantial industry growth in the years to come, enabling us to further leverage our robust portfolio of differentiated technologies to drive further value to our customers and shareholders.”

Third Quarter Results

Net sales for the third quarter of 2021 were $310.8 million, compared to net sales of $317.1 million in the prior year period. Value-Added Sales, a non-GAAP financial measure, were $162.2 million for the third quarter of 2021 compared to $192.5 million in the prior year period. The decrease in the quarter was due to lower production at our key customers in North America and Europe as a result of the ongoing semiconductor shortage.

Value-Added Sales adjusted for Foreign Exchange, a non-GAAP financial measure, decreased 16.2%, driven by lower volumes of sold wheels, partially offset by the ongoing portfolio shift to larger diameter wheels with more premium content. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to Value-Added Sales and Value-Added Sales adjusted for Foreign Exchange in this press release.

Gross profit for the third quarter of 2021 was $18.1 million, compared to $32.0 million in the prior year period. The decrease in gross profit for the quarter was primarily due to lower volumes of sold wheels, as well as increasing material and labor costs and unfavorable manufacturing cost performance related to production inefficiencies caused by high volatility in OEM wheel requirements and order volumes.

Selling, general, and administrative (“SG&A”) expenses for the third quarter of 2021 were $10.8 million, compared to $12.7 million in the prior year period. The decrease in SG&A expense is due to a $4.4 million gain recognized on the sale of our Fayetteville, Arkansas facility in 2021, partially offset by increased compensation and benefit expenses which were favorably impacted by temporary cost savings actions taken in response to COVID-19 OEM and Superior production shutdowns in 2020.

Operating income for the third quarter of 2021 was $7.4 million, compared to $19.2 million in the prior year period. The decrease is primarily due to lower gross profit in the third quarter of 2021.

The income tax provision for the third quarter of 2021 was $1.8 million on a pre-tax loss of $5.3 million.

For the third quarter of 2021, the Company reported a net loss of $7.2 million, or loss per diluted share of $0.61, compared to net income of $11.1 million, or earnings per diluted share of $0.12, in the third quarter of 2020.

Adjusted EBITDA, a non-GAAP financial measure, was $29.8 million for the third quarter of 2021, or 18.4% of Value-Added Sales, which compares to $46.7 million, or 24.3% of Value-Added Sales in the prior year period. The decrease in Adjusted EBITDA was primarily driven by decreased Value-Added Sales resulting from lower volumes of sold wheels as compared to the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

Net cash used by operating activities was $46.5 million in the third quarter of 2021, compared to net cash provided by operating activities of $99.6 million during the third quarter of 2020, which benefited from resumption of operations at all of our facilities following the COVID-19 related shutdowns during the second quarter of 2020. Free Cash Flow, a non-GAAP financial measure, was a use of cash of $70.4 million for the third quarter, compared to positive free cash flow of $86.2 million in the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow from operations to Free Cash Flow in this press release.

Financial Position

As of September 30, 2021, Superior had funded debt of $624.2 million and Net Debt, a non-GAAP financial measure, of $548.1 million, compared to funded debt of $643.2 million and Net Debt of $490.8 million as of December 31, 2020. The increase in Net Debt of $57.3 million compared to the end of last year was driven by an increase in our net working capital requirements, which includes the impact of significantly higher aluminum prices. See “Non-GAAP Financial Measures” below and the reconciliation of funded debt to Net Debt in this press release.

2021 Outlook

The Company updated its Full Year 2021 guidance. Based on management’s estimates for 2021, Superior assumes full year 2021 industry OEM production to be down 2% in North America and down 11% in Europe on a year-over-year basis. As a result, Superior’s full year 2021 outlook is as follows:

	FY 2020 Actuals	Prior FY 2021 Outlook (as of August 4, 2021)	Current FY 2021 Outlook (updated November 3, 2021)
Unit Shipments	15.2 million	16.9 - 17.7 million	15.6 - 16.0 million
Net Sales	$1.1 billion	$1.30 - $1.37 billion	$1.33 - $1.36 billion
Value-Added Sales	$648 million	$740 - $780 million	$725 - $740 million
Adjusted EBITDA	$129 million	$160 - $180 million	$160 - $165 million
Cash Flow from Operations	$150 million	$110 - $130 million	$25 - $55 million
Capital Expenditures	$45 million	~$75 million	~ $75 million

Value-Added Sales and Adjusted EBITDA are non-GAAP measures, as defined below. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled from net income, the most comparable GAAP measure, to Adjusted EBITDA presented in the 2021 outlook, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Wednesday, November 3, 2021. The conference call may be accessed by dialing 800-353-6461 for participants in the U.S./Canada or +1 334-323-0501 for participants outside the U.S./Canada using the required conference ID 3867972. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative liability, acquisition and integration and certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Value-Added Sales,” defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Content per Wheel,” defined as Value-Added Sales Adjusted for FX on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as the net cash from operations, investing activities, and non-debt components of financing activities. “Net Debt,” defined as total funded debt less cash and cash equivalents.

For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes”, “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook,” “guidance,” “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2021 outlook included herein, the impact of COVID-19 and supply chain disruption on our future business results, operations and prospects, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Clemens Denks

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2021	3Q 2020	YTD 2021	YTD 2020
Net Sales	$310.8	$317.1	$1,016.4	$763.1
Cost of Sales	292.6	285.1	922.6	730.8

Gross Profit	$18.1	$32.0	$93.8	$32.3
SG&A Expenses	10.8	12.7	45.2	36.5
Impairment of Goodwill and Indefinite-Lived Intangibles	—	—	—	193.6

Income (Loss) From Operations	$7.4	$19.2	$48.6	$(197.9)
Interest Expense, net	(10.6)	(10.4)	(31.4)	(34.4)
Other Expense, net	(2.1)	(1.6)	(6.0)	(0.9)

(Loss) Income Before Income Taxes	$(5.3)	$7.2	$11.2	$(233.3)
Income Tax (Provision) Benefit	(1.8)	3.9	(3.6)	11.1

Net (Loss) Income	$(7.2)	$11.1	$7.6	$(222.2)
(Loss) Earnings Per Share:
Basic	$(0.61)	$0.12	$(0.69)	$(9.66)
Diluted	$(0.61)	$0.12	$(0.69)	$(9.66)
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	26,129	25,592	25,938	25,466
Diluted	26,129	25,710	25,938	25,466

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	9/30/2021	12/31/2020
Current Assets	$422.5	$383.7
Property, Plant and Equipment, net	501.8	522.1
Intangibles and Other Assets	168.0	203.6

Total Assets	$1,092.3	$1,109.3

Current Liabilities	$247.2	$231.1
Long-Term Liabilities	698.8	718.6
Redeemable Preferred Shares	194.6	179.4
European Non-controlling Redeemable Equity	1.6	1.7
Shareholders’ Equity (Deficit)	(49.9)	(21.5)

Total Liabilities and Shareholders’ Deficit	$1,092.3	$1,109.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Nine Months
	3Q 2021	3Q 2020	YTD 2021	YTD 2020
Net (Loss) Income	$(7.2)	$11.1	$7.6	$(222.2)
Depreciation and Amortization	24.5	24.8	75.4	73.1
Income tax, Non-cash Changes	(1.3)	(5.4)	(4.2)	(19.4)
Impairments of Goodwill and Indefinite-Lived Intangibles	—	—	—	193.6
Stock-based Compensation	2.5	0.5	6.8	0.7
Amortization of Debt Issuance Costs	0.5	0.9	3.2	3.1
Other Non-cash items	(6.8)	1.0	(10.7)	(1.5)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(10.7)	(13.9)	(47.9)	(4.1)
Inventories	(20.4)	12.2	(66.5)	29.3
Other Assets and Liabilities	(1.4)	10.3	14.5	11.5
Accounts Payable	(27.2)	58.7	7.2	27.4
Income Taxes	0.9	(0.6)	(0.1)	0.7

Cash Flow (Used In) Provided By Operating Activities	$(46.5)	$99.6	$(14.6)	$92.5
Capital Expenditures	(27.0)	(10.8)	(47.6)	(33.6)
Proceeds from Sale of Property, Plant and Equipment	6.6	0.9	6.6	0.9

Net Cash Used In Investing Activities	$(20.4)	$(10.0)	$(41.0)	$(32.7)
Proceeds from the Issuance of Long-term Debt	—	—	1.7	11.7
Debt Repayment	(1.4)	(0.8)	(3.6)	(24.9)
Proceeds from Borrowings on Revolving Credit Facility	—	100.0	—	313.8
Repayments of Borrowings on Revolving Credit Facility	—	(209.9)	—	(316.9)
Cash Dividends	(3.4)	(3.4)	(10.1)	(10.2)
Financing Costs Paid and Other	—	—	(4.3)	(5.0)
Payments Related to Tax Withholdings for Stock-Based Compensation	(0.1)	—	(1.5)	—
Finance Lease Payments	(0.4)	(0.2)	(1.0)	(0.7)

Cash Flow Used In Financing Activities	$(5.4)	$(114.4)	$(18.9)	$(32.1)
Effect of Exchange Rate on Cash	(0.7)	5.0	(1.9)	5.5

Net Change in Cash	$(73.1)	$(19.6)	$(76.3)	$33.2

Cash - Beginning	149.2	130.7	152.4	77.9

Cash - Ending	$76.1	$111.1	$76.1	$111.1

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Outstanding Shares in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2021	3Q 2020	YTD 2021	YTD 2020
Basic EPS Calculation(1)
Net (Loss) Income	$(7.2)	$11.1	$7.6	$(222.2)
Less: Accretion of Preferred Stock	(5.2)	(4.6)	(15.2)	(13.6)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(10.1)	(10.2)
Less: European Noncontrolling Redeemable Equity Dividends	(0.1)	(0.1)	(0.1)	(0.1)

Numerator	$(15.9)	$3.0	$(17.8)	$(246.1)
Denominator: Weighted Avg. Shares Outstanding	26.1	25.6	25.9	25.5

Basic (Loss) Earnings Per Share	$(0.61)	$0.12	$(0.69)	$(9.66)

Diluted EPS Calculation(1)
Net (Loss) Income	$(7.2)	$11.1	$7.6	$(222.2)
Less: Accretion of Preferred Stock	(5.2)	(4.6)	(15.2)	(13.6)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(10.1)	(10.2)
Less: European Noncontrolling Redeemable Equity Dividends	(0.1)	(0.1)	(0.1)	(0.1)

Numerator	$(15.9)	$3.0	$(17.8)	$(246.1)
Weighted Avg. Shares Outstanding-Basic	26.1	25.6	25.9	25.5
Dilutive Stock Options and Restricted Stock Units	—	0.1	—	—

Denominator: Weighted Avg. Shares Outstanding	26.1	25.7	25.9	25.5

Diluted (Loss) Earnings Per Share	$(0.61)	$0.12	$(0.69)	$(9.66)

(1) Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended September 30, 2021 and 2020.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions and Unit Shipments in Thousands, Except Per Wheel)

Value-Added Sales; Value-Added Sales Adjusted for FX; and
Content per Wheel	Three Months		Nine Months
	3Q2021	3Q2020	YTD 2021	YTD 2020
Net Sales	$310.8	$317.1	$1,016.4	$763.1
Less: Aluminum Value and Outside Service Provider Costs	(148.6)	(124.6)	(451.5)	(316.2)

Value-Added Sales	$162.2	$192.5	$564.9	$446.8
Impact of FX on Value-Added Sales	(0.8)	—	(18.9)	—

Value-Added Sales Adjusted for FX	$161.4	$192.5	$546.0	$446.8

Wheels Shipped	3,500	4,362	12,193	10,737
Content per Wheel	$46.12	$44.13	$44.78	$41.61

Adjusted EBITDA	Three Months		Nine Months
	3Q 2021	3Q 2020	YTD 2021	YTD 2020
Net (Loss) Income	$(7.2)	$11.1	$7.6	$(222.2)
Adjusting Items:
- Interest Expense, net	10.6	10.4	31.4	34.4
- Income Tax Provision (Benefit)	1.8	(3.9)	3.6	(11.1)
- Depreciation	18.0	18.3	55.5	54.4
- Amortization	6.5	6.5	19.9	18.8
- Acquisition, Integration, and Other Related Cost	(0.5)	3.8	9.9	13.7
- Factoring Fees	0.5	0.4	1.5	0.8
- Impairment of Goodwill and Indefinite-Lived Intangibles	—	—	—	193.6

	$36.9	$35.5	$121.8	$304.6

Adjusted EBITDA	$29.8	$46.7	$129.3	$82.6

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Free Cash Flow	Three Months		Nine Months
	3Q 2021	3Q 2020	YTD 2021	YTD 2020
Cash Flow (Used In) Provided By Operating Activities	$(46.5)	$99.6	$(14.6)	$92.5
Net Cash Used In Investing Activities	(20.4)	(10.0)	(41.0)	(32.7)
Less: Cash Payments for Non-debt Financing Activities	(3.5)	(3.4)	(11.7)	(15.2)

Free Cash Flow	$(70.4)	$86.2	$(67.3)	$44.6

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Net Debt	9/30/2021	12/31/2020
Long Term Debt (Less Current Portion) (1)	$617.9	$637.1
Short Term Debt	6.3	6.1

Total Debt (1)	624.2	643.2
Less: Cash and Cash Equivalents	(76.1)	(152.4)

Net Debt	$548.1	$490.8

(1)	Excluding Debt Issuance Cost

Outlook for Full Year 2021 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,330.0	$1,360.0
Less: Aluminum Value and Outside Service Provider Costs	(605.0)	(620.0)

Value-Added Sales Outlook	$725.0	$740.0